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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT


   PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934


         Date of Report (Date of Earliest Event Reported): June 9, 2008

                        GREATER ATLANTIC FINANCIAL CORP.
                        --------------------------------
             (Exact name of registrant as specified in its charter)


                                    DELAWARE
                                    --------
                 (State or other jurisdiction of incorporation)


      0-26467                                             54-1873112
------------------------                                  ----------
(Commission File Number)                                  (IRS Employer
                                                          Identification
                                                          Number)


10700 Parkridge Boulevard, Suite P50 Reston, Virginia     20191
-----------------------------------------------------     -----
(Address of Principal Executive Offices)                  (Zip Code)


                                 (703) 391-1300
                                 --------------
              (Registrant's telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[X] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

         On June 9, 2008, Greater Atlantic Financial Corp. ("GAFC"), the holding company for Greater Atlantic Bank ("GAB"), and Summit Financial Group, Inc. ("Summit") entered into an Agreement and Plan of Reorganization providing for the merger of GAFC with and into Summit.

         As previously announced, GAFC and Summit had entered into a definitive merger agreement on April 12, 2007, but GAFC received notice from Summit in April of this year that Summit had exercised its right to terminate that agreement.

         Under the terms of the merger agreement, each holder of a share of GAFC common stock is entitled to receive, subject to the limitations and adjustments set forth in the merger agreement, the number of shares of Summit common stock equal to $4.00 divided by the average closing price of Summit's common stock as reported on the NASDAQ Capital Market for the twenty (20) trading days before the closing of the merger. In no event will each share of GAFC common stock be exchanged for more than 0.328625 of a share of Summit common stock. If, at closing, GAFC's shareholders' equity, adjusted to exclude accumulated other comprehensive income or loss and the effect of removing the benefit of net operating loss carryforwards from the net deferred tax assets, is less than $4,213,617 (which equals GAFC's shareholders' equity at March 31, 2008), then the aggregate value of the merger consideration will be reduced one dollar for each dollar that GAFC's adjusted shareholders' equity is less than $4,213,617. For purposes of determining GAFC's adjusted shareholders' equity at closing, GAFC's shareholders' equity at closing shall be increased by the actual monthly operating losses, up to $250,000 per month, incurred by GAFC after March 31, 2008 and before September 1, 2008, the fees accrued or paid to GAFC's financial advisor, and the fees accrued or paid to GAFC's legal counsel up to $150,000.

         The preceding example is subject to numerous assumptions and uncertainties, including, without limitation, the level of GAFC's future shareholders' equity. There can be no guarantee that a GAFC shareholder will receive such value in the merger.

         Under the terms of the merger agreement, Summit has agreed to assume all of GAFC's obligations under its outstanding convertible trust preferred securities.

         In addition to the receipt of GAFC shareholder and customary regulatory approvals, and other customary closing conditions, the completion of the merger is conditioned on GAB having core deposits (generally all deposits except municipal, wholesale and brokered deposits) of at least $144.0 million as of closing . At May 31, 2008, GAB's core deposits were approximately $180.8 million. Summit and GAFC have each completed their due diligence.

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         The completion of the merger is also conditioned on (a) GAFC and GAB having the following minimum regulatory capital ratios: Tier 1 (core) capital equal to 4.0%, Tier 1 risk-based capital equal to 4.0% and total risk-based capital equal to 8.0%, (b) GAB's maximum ratio of the sum of non-performing loans, other real estate owned and net loans charged off after March 31, 2008, to total consolidated assets shall not exceed 2.78%, and (c) GAFC's allowance for loan losses shall be adequate in accordance with generally accepted accounting principles and applicable regulatory guidance, as determined by Summit with the concurrence of GAFC's independent auditors.

         The merger is expected to be completed in the fourth calendar quarter of 2008, subject to regulatory and shareholder approvals. Following the merger, Summit intends to merge GAB with and into Summit Community Bank, with Summit Community Bank as the surviving institution.

         GAFC's press release dated June 10, 2008, filed pursuant to SEC Rule 14a-12, is incorporated herein by reference.

ITEM 9.01       FINANCIAL STATEMENTS AND EXHIBITS.


         (a)    Not applicable.

         (b)    Not applicable.

         (c)    Not applicable.

         (d)    Exhibits:

                2.1    Agreement and Plan of Reorganization dated June 9, 2008

                99.1   Press Release dated June 10, 2008



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       GREATER ATLANTIC FINANCIAL CORP.



Date:  June 12, 2008                   By: /s/ Carroll E. Amos
                                           -------------------------------------
                                           Carroll E. Amos
                                           President and Chief Executive Officer



Date:  June 12, 2008                   By: /s/ David E. Ritter
                                           -------------------------------------
                                           David E. Ritter
                                           Senior Vice President and
                                             Chief Financial Officer